Exhibit 5.1

[Letterhead of Smith, Gambrell & Russell, LLP]

January 10, 2007

Board of Directors

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

Re:	AirTran Holdings, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

This firm has acted as counsel to AirTran Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”), on or about the date hereof, of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 16,670,957 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), to be issued in connection with the proposed exchange of cash and shares of Company Common Stock for shares of common stock, par value $0.01 per share, of Midwest Air Group, Inc. (“Midwest ”), in (i) an offer by Galena Acquisition Corp., a wholly-owned subsidiary of the Company, to acquire stock and stock rights in Midwest in exchange for cash and shares of Company Common Stock (the “Offer ”), and (ii) a subsequent merger (the “Second Step Merger ”) of Midwest into the Company or a wholly-owned subsidiary of the Company, in each case as more fully described in the Registration Statement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Commission Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For the purposes of this opinion letter, we have examined copies of the following documents, and such other documents or instruments as we have deemed necessary to the opinions expressed herein:

1.	the Registration Statement;

2.	the Articles of Incorporation of the Company, as amended;

3.	the Bylaws of the Company, as amended; and

4.	minutes and/or resolutions of the Board of Directors of the Company relating to the Registration Statement.

In our examination of documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of the Offer or pursuant to the terms of the Second Step Merger, in each case as described in the Registration Statement, each of the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Howard E. Turner
Howard E. Turner SMITH, GAMBRELL & RUSSELL, LLP